Exhibit 99.1

ADVERUM BIOTECHNOLOGIES APPOINTS LEONE PATTERSON AS CHIEF FINANCIAL OFFICER

MENLO PARK, Calif., June 13, 2016 – Adverum Biotechnologies, Inc. (Nasdaq: ADVM) a gene therapy company committed to discovering and developing novel medicines for patients living with rare diseases or diseases of the eye who currently have limited or burdensome treatment options, today announced the appointment of Leone Patterson as chief financial officer (CFO). Ms. Patterson brings more than 20 years of professional finance and accounting experience to Adverum.

“I am pleased to announce Leone’s appointment to the post of CFO,” said Paul B. Cleveland, chief executive officer. “Leone’s talents, temperament and experience will serve us well as we build shareholder value by advancing our gene therapy product candidates.”

“Adverum stands at the forefront of gene therapy innovation,” stated Leone Patterson. “With its refreshed pipeline and first in-human trials of ANN-01 set to start by the end of the year, this is an exciting time to join this impressive team and I am pleased to have this opportunity.”

Ms. Patterson joins Adverum from DiaDexus where she was chief financial officer responsible for all financial, administrative, legal and risk management functions. Before that, she was CFO at Transcept Pharmaceuticals Inc. from 2012 until it was acquired in a reverse merger with Paratek Pharmaceuticals in 2014. Previously, Ms. Patterson was vice president and global corporate controller of NetApp from 2010 to 2012. She was vice president of finance at Exelixis from 2007 to 2010. Before Exelixis, Ms. Patterson served as vice president of global business planning and analysis of the Vaccines and Diagnostics Division of Novartis AG from 2006 to 2007. From 1999 to 2006, she held several positions, including vice president, corporate controller at Chiron. She also worked in the audit practice of accounting firm KPMG where she held various positions including senior manager.

Ms. Patterson holds a bachelor of science degree in business administration and accounting from Chapman University and an executive master’s degree in business administration from St. Mary’s College. Ms. Patterson is also a Certified Public Accountant (inactive status).

On the date she commences her employment, Adverum will grant Ms. Patterson a stock option to purchase 200,000 shares of the company’s common stock and a restricted stock unit award to be settled for 100,000 shares of the company’s common stock. The grant, which will be issued outside of Adverum’s 2014 Equity Incentive Award Plan, was approved by Adverum’s Compensation Committee pursuant to the inducement grant exception under NASDAQ Rule 5635(c)(4), as an inducement that is material to Ms. Patterson’s entering into employment with Adverum. The option will have a per share exercise price equal to the closing sales price of Adverum’s common stock on NASDAQ on the grant date, and will vest as to 25 percent of the total shares subject to the option on the first anniversary of the grant date, and as to 1/48 of the total shares subject to the option each month thereafter, subject to Ms. Patterson’s continued service with Adverum through each vesting date. The RSU award will vest as to 25 percent of the total shares subject to the award on each anniversary of the grant date, subject to Ms. Patterson’s continued service with Adverum through each vesting date.

About Adverum Biotechnologies, Inc.

Adverum is a gene therapy company committed to discovering and developing novel medicines that can offer life-changing benefits to patients living with rare diseases or diseases of the eye who currently have limited or burdensome treatment options. Adverum has a robust pipeline and is leveraging its next-generation adeno-associated virus (AAV)-based directed evolution platform to generate product candidates designed to provide durable efficacy by inducing sustained expression of a therapeutic protein. Our focus on the patient is supported by clinical development expertise and core capabilities in vector optimization, process development, manufacturing, and assay development. For more information, please visit www.adverumbio.com

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding Adverum’s plans, potential opportunities, expectations, projections, goals, objectives, milestones, strategies, product pipeline, the sufficiency of its resources to fund the advancement of any development program or the completion of any clinical trials, and the safety, efficacy, and projected development timeline and commercial potential of products under development, all of which are based on certain assumptions made by us on current conditions, expected future developments and other factors we believe are appropriate in the circumstances. Adverum may not consummate any plans or product development goals in a timely manner, or at all, or otherwise carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient resources for Adverum’s operations and to conduct or continue planned development programs and planned clinical trials and the ability to successfully develop any of its product candidates. Risks and uncertainties facing Adverum are described more fully in Adverum’s periodic reports filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Adverum undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Contacts

For Adverum:

Lauren Glaser

(650) 656-9347

lglaser@adverumbio.com